SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SilverBow Resources, Inc.

(Name of Registrant as Specified in Its Charter)

KEF Investments, LP

KEF Fund V Investments, LP

Kimmeridge Energy Management Company, LLC

Benjamin Dell

Alexander Inkster

Neda Jafar

Denis Laloy

Noam Lockshin

Henry Makansi

Neil McMahon

Douglas E. Brooks

Carrie M. Fox

Katherine L. Minyard

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kimmeridge Issues Letter Calling Out SilverBow's Misstatements and Misrepresentation of Kimmeridge's Intent

SilverBow has sought to distract from the issues that plague the Company and that require new, qualified, independent board members: namely chronic underperformance, negative TSR, poor capital allocation and worst-in-class governance

This proxy contest was initiated prior to discussions of a KTG combination, and is solely focused on fixing the Company and creating shareholder value

Urges shareholders to vote "FOR" all three of Kimmeridge's highly qualified, independent nominees to SilverBow's nine-person staggered board on the GOLD proxy card

NEW YORK and DENVER, May 13, 2024 – Kimmeridge, an alternative asset manager focused on the energy sector and the largest shareholder of SilverBow Resources (NYSE: SBOW) (“SilverBow” or the “Company”) holding 12.9% of outstanding shares, today issued the following letter to shareholders:

Fellow Shareholders,

Throughout our engagement with SilverBow over the past two years, Kimmeridge's goal has been clear and consistent: to position the Company for a sustainable future and drive value creation for ALL shareholders.

Unfortunately, rather than engage constructively, the SilverBow Board of Directors (“Board”) has continued its long-standing pattern of prioritizing self-preservation over shareholder returns. In recent weeks, the incumbent Board has repeatedly misled shareholders about Kimmeridge's actions and intent.

False Claim 1: SilverBow asserts that Kimmeridge nominated directors to the Board solely to force a combination with Kimmeridge Texas Gas (“KTG” and the “KTG Combination”).

The Facts: Kimmeridge privately informed the Company on January 31, 2024 that it was planning to nominate directors to the Board and, on February 16, 2024, submitted its formal nomination notice to the Company.1 Following the submission of Kimmeridge’s nomination notice, the Board met with Kimmeridge on February 21, 2024, and Kimmeridge privately outlined eight potential strategic transactions the Company could pursue to drive value, including the KTG Combination. During this meeting, the Board requested that Kimmeridge submit a proposal regarding the KTG Combination in writing.

On February 26, 2024, SilverBow CEO Sean Woolverton called Kimmeridge founder Ben Dell to request a formal proposal for the KTG Combination. At this time, Mr. Woolverton and the Board were well aware that Kimmeridge had submitted nominees for election at SilverBow’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”).

____________________

1 https://www.sec.gov/Archives/edgar/data/351817/000090266424001905/p24-0923sc13da.htm

On March 13, 2024, following the Board's request, Kimmeridge delivered a financed, premium proposal, which mirrored the terms previewed with the Board on February 21, 2024.

Make no mistake – the Board invited an offer from Kimmeridge with no intent of engagement or negotiation on the KTG Combination, knowing that it was facing a proxy contest, and then misstated this timeline to proxy advisors and shareholders, to misrepresent Kimmeridge’s intent.

False Claim 2: SilverBow stated that in January 2024 Kimmeridge threatened to take control of the Board through a proxy battle and did not engage in settlement discussions.

The Facts: Contrary to what SilverBow claims, in emails sent on February 9, 2024 and February 13, 2024, Kimmeridge outlined a settlement to avoid a proxy contest; SilverBow ignored these overtures. Specifically, Kimmeridge requested that SilverBow appoint one new independent director and immediately de-stagger the Board or appoint two directors, one new and one replacement, and undertake a phased de-staggering of the Board.

Additionally, Kimmeridge asked the Company to consider removing the poison pill and offered to commit itself to a standstill as a show of good faith. Kimmeridge never implied in its communications that the proxy contest would be used to take control of the Company.

False Claim 3: SilverBow stated that Kimmeridge threatened to take control of the Company through a tender offer on March 31, 2023.

The Facts: This is patently false: Kimmeridge never made such a statement or even raised the prospect of acquiring the Company through a tender offer – on March 31, 2023 or otherwise. Moreover, executing a tender offer without the Company’s consent would not even have been possible considering there was and continues to be a poison pill in place. Kimmeridge has only made proposals to SilverBow at the Board's request.

False Claim 4: The Board adopted a short duration poison pill to prevent Kimmeridge from acquiring the Company without paying any control premium.

The Facts: In 2022, Kimmeridge thought it was negotiating a zero-premium merger between SilverBow and KTG. Prior to any meaningful engagement, the Board adopted what Kimmeridge understands to be the industry's only poison pill. Kimmeridge has not acquired any shares in over 670 days, even though its ownership sits well below the poison pill's 15% trigger.

SilverBow’s poison pill has never been about protecting shareholders’ interests from a no-premium hostile takeover. It is about protecting management and the Board. SilverBow will never submit the poison pill to a shareholder vote because the Board knows shareholders won't support it. The Board unilaterally extended its long-term poison pill and has now conveniently scheduled the poison pill to expire the day after the Annual Meeting, but it will most likely be unilaterally extended – once again – by the Board.

Kimmeridge's nominees are more qualified, more knowledgeable and more independent than SilverBow's incumbent slate. After 7 years of negative total shareholder returns, the lowest EV/EBITDA multiple of its peer group and a fortress of terrible governance, shareholders deserve robust, independent oversight in the boardroom.

Kimmeridge's nominees are E&P industry leaders who can create sustained value for all SilverBow shareholders against the backdrop of a rapidly evolving landscape. They are bound to no agenda other than robustly executing their fiduciary duty and representing the best interests of the Company and all of its shareholders.

Kimmeridge urges shareholders to vote "FOR" all three of its highly-qualified nominees — Douglas Brooks, Carrie Fox, and Katherine Minyard — and "WITHHOLD" on all of SilverBow's Directors — Gabriel Ellisor, Kathleen McAllister, and Charles Wampler — on the GOLD proxy card. Instructions on how to vote can be found at https://kimmeridge.com/sbow/.

Additional information

Additional information regarding Kimmeridge's definitive proxy statement can be found at www.Kimmeridge.com/sbow/. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC, at (212) 257-1311, or (888) 368-0379 (toll free) or by email at info@saratogaproxy.com.

About Kimmeridge

Founded in 2012 by Ben Dell, Dr. Neil McMahon and Henry Makansi, Kimmeridge is an alternative asset manager focused on the energy sector. The firm is differentiated by its direct investment approach, deep technical knowledge, active portfolio management, proven sustainability track record and proprietary research and data gathering.

Media

Daniel Yunger / Anntal Silver / Emma Cloyd

Kekst CNC

Kekst-Kimmeridge@kekstcnc.com

Investors

John Ferguson

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

(212) 257-1311

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains "forward-looking statements". Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "potential," "targets," "forecasts," "seeks," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Kimmeridge underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Kimmeridge that the future plans, estimates or expectations contemplated will ever be achieved.

Important Information

Kimmeridge Energy Management Company, LLC, KEF Investments, LP, KEF Fund V Investments, LP, Benjamin Dell, Alexander Inkster, Neda Jafar, Denis Laloy, Noam Lockshin, Henry Makansi, Neil McMahon, Douglas E. Brooks, Carrie M. Fox and Katherine L. Minyard (collectively, the "Participants") have filed a definitive proxy statement and accompanying GOLD proxy card (the "Proxy Statement") with the Securities and Exchange Commission (the "SEC") to be used to solicit proxies in connection with the 2024 annual meeting of shareholders of SilverBow Resources, Inc. (the "Company"). Shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies with respect to the Company by the Participants because they contain important information, including additional information related to the Participants and a description of their direct or indirect interests by security holdings or otherwise. Such materials are available at no charge on the SEC's website, https://www.sec.gov.